Exhibit 8.2

[KILPATRICK TOWNSEND & STOCKTON LLP LETTERHEAD]

June 29, 2012

Board of Directors

Beacon Federal Bancorp, Inc.

6611 Manlius Center Road

East Syracuse, NY 13057

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Beacon Federal Bancorp, Inc., a Maryland corporation (“Beacon Federal”), in connection with the proposed merger (the “Merger”) of Beacon Federal with and into Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), pursuant to the Agreement of Merger, dated as of May 31, 2012, by and among Beacon Federal and BHLB (the “Agreement”).  The Agreement provides for the merger of Beacon Federal with and into BHLB, with BHLB as the surviving entity.  At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.  Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Beacon Federal, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Beacon Federal and BHLB dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable federal laws of the United States of America; and (iii) the Merger will be reported by Beacon Federal and BHLB on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.                                      The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.                                      Beacon Federal and BHLB will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm that, in our opinion, the discussion under the caption “Description of the Merger — Material Tax Consequences of the Merger” in the Proxy Statement/Prospectus, is accurate in all material respects, subject to the limitations and qualifications stated therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to the material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to BHLB shareholders subject to special treatment under United States federal income tax law, such as: BHLB shareholders, if any, who hold BHLB Common Stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold BHLB Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of BHLB common stock who acquired their shares of BHLB Common Stock upon the exercise of warrants or employee stock options or otherwise as compensation.

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Eric S. Kracov
Eric S. Kracov, a Partner